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             July 21, 2023

       Xiaowu He
       Chief Executive Officer
       Scienjoy Holding Corp
       RM 1118, 11 th Floor, Building 3,
       No. 99 Wangzhou Rd ., Liangzhu St .
       Yuhang District , Hangzhou ,
       Zhejiang Province, 311113 , China

                                                        Re: Scienjoy Holding
Corporation
                                                            Form 20-F filed
April 28, 2023
                                                            Form 20-F/A filed
May 12, 2023
                                                            File No. 001-38799

       Dear Xiaowu He:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




             Sincerely,


             Division of Corporation Finance

             Office of Technology